Exhibit 21

Kona Grill, Inc.

List of Subsidiaries

Name of Company	State of Incorporation	State(s) of Qualification
Kona Restaurant Holdings, Inc. (1)	Delaware

Kona Macadamia, Inc. (2)	Delaware	Alabama Colorado
Connecticut
Florida Georgia
Hawaii Indiana
Louisiana
Ohio
Michigan
Missouri
Nevada
New Jersey Tennessee

Kona Sushi, Inc. (2)	Arizona	California Idaho Illinois
Minnesota
Nebraska
Virginia

Kona Texas Restaurants, Inc. (2)	Texas
Kona Baltimore, Inc. (3) Kona Grill International Holdings, Inc. (2) Kona Grill International, Inc. (4) Kona Grill Puerto Rico, Inc. (4)	Delaware Delaware Arizona Arizona	Maryland Puerto Rico

(1) Wholly owned subsidiary of Kona Grill, Inc.

(2) Wholly owned subsidiary of Kona Restaurant Holdings, Inc.

(3) Wholly owned subsidiary of Kona Macadamia, Inc.

(4) Wholly owned subsidiary of Kona Grill International Holdings, Inc.